Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

TARRYTOWN, N.Y., February 21, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) announced today the pricing of an underwritten public offering of 7,608,696 primary shares of its common stock at a public offering price of $4.60 per share. The gross proceeds from the sale of the shares, before underwriting discounts and commissions and other offering expenses, are expected to be approximately $35 million. The offering is expected to close on or about February 26, 2014, subject to customary closing conditions. Progenics also granted the underwriters a 30-day option to purchase 1,141,304 additional shares of common stock. All of the shares to be sold in the offering are to be sold by Progenics. Progenics intends to use the net proceeds from the offering for research and development and general corporate purposes.

Jefferies LLC is acting as sole book-running manager for the offering. Needham & Company, LLC and Brean Capital, LLC are acting as co-managers for the offering.

A shelf registration statement relating to the shares of common stock described above has been filed with and declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any offer, if at all, will be made only by means of a prospectus, including a final prospectus supplement, forming part of the effective shelf registration statement.

A preliminary prospectus supplement relating to the offering has been filed with the SEC on February 20, 2014, and a final prospectus supplement relating to the offering will be filed with the SEC and will be available on its web site at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from Jefferies LLC., Equity Syndicate Prospectus Department, at 520 Madison Avenue, New York, New York, 10022, or by calling (877) 547-6340, or by emailing Prospectus_Department@Jefferies.com.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics’ first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both completing phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate in a registrational phase 2 study under an SPA with the FDA. Progenics’ first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.

This release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, market and other conditions; the satisfaction of customary closing conditions related to the offering; the cost, timing, design, conduct and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational New Drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and periodic reports and filings with the U.S. Securities and Exchange Commission. Progenics is providing the information in this release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. Information on or accessed through our website is not included in the company’s SEC filings.

Contact:	Kathleen Fredriksen
Director of Corporate Development
(914) 789-2816
kfredriksen@progenics.com